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                                                                        Ex 3.01B

                            ARTICLES OF AMENDMENT TO
                          THE ARTICLES OF INCORPORATION
                               OF INTERLAND, INC.

        Pursuant to the provisions of Sections 302A.139 and 302A.402 of the Minnesota Business Corporation Act, the undersigned Minnesota corporation hereby adopts the following Articles of Amendment to its Articles of Incorporation:

        1. The name of the corporation is Interland, Inc. (hereinafter referred to as the "Corporation").

        2. Article Third of the Articles of Incorporation of the Corporation is hereby amended to read as follows:


                "The aggregate number of authorized shares of the corporation is Twenty-One Million (21,000,000) shares of $.01 par value, which shall be divisible into the classes and series, have the designations, voting rights and other rights and preferences and be subject to the restrictions, that the Board of Directors of the corporation may from time to time establish, fix and determine consistent with Articles 4 and 5 hereof. Unless otherwise designated by the Board of Directors, all issued shares shall be deemed Common Stock with equal rights and preferences."

        3. Upon the effectiveness of the foregoing amendment, each 10 outstanding shares of Common Stock of the Corporation, par value $.01, shall be combined into one share of Common Stock of the Corporation, par value $.01 ("Reverse Stock Split"). Outstanding shares of Common Stock, each with a par value of $.01, which would otherwise be respectively converted into a fractional share of Common Stock of the Corporation, each with a par value of $.01, will be cancelled, with the holders of such shares receiving cash payment equal to such share's fair value as determined in the good faith judgment of the Corporation's Board of Directors.

        4. The foregoing amendment was approved by the board of directors of the Corporation by resolutions dated July 16, 2003, in accordance with the provisions of Section 302A.402, contained in Chapter 302A of the Minnesota Statutes.

        5. The amendment will not adversely affect the rights or preferences of the holders of outstanding shares of any class or series and will not result in the percentage of authorized shares of any class or series that remains unissued after the division or combination exceeding the percentage of authorized shares of that class or series that were unissued before the division or combination

        6. The effective date of the amendment to the Articles of Incorporation of the Corporation and the Reverse Stock Split set forth herein will be as of the 1st day of August, 2003.

        7. I certify that I am authorized to execute this amendment and I further certify that I understand that by signing this amendment, I am subject to the penalties of perjury as set forth in Section 609.48 as if I had signed this amendment under oath.




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         Dated this 23rd day of July, 2003.


                                INTERLAND, INC.
                                a Minnesota corporation


                                By:      /s/ Allen L. Shulman
                                    --------------------------------------------
                                     Allen L. Shulman,
                                     Senior Vice President, Chief Financial
                                     Officer and General Counsel






                                                   State of Minnesota
                                                   Department of State
                                                   Filed
                                                   August 1, 2003
                                                   /s/ Mary Kiffmeyer
                                                   Secretary of State



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